K&L GATES LLP ONE CONGRESS STREET, SUITE 2900 BOSTON, MA 02114-2023 T 617.261.3100 F 617.261.3175 klgates.com

July 26, 2024

Hedge Fund Guided Portfolio Solution

900 North Michigan Avenue

Chicago, Illinois 60611

Dear Sirs or Madams:

This opinion is furnished in connection with the registration by Hedge Fund Guided Portfolio Solution, a Delaware statutory trust (the “Fund”), of shares of beneficial interest, no par value per share (“Shares”), under the Securities Act of 1933, as amended (“Securities Act”), pursuant to a registration statement on Form N-2 (File No. 333-266407), as amended (“Registration Statement”).

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable shares of beneficial interest of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof. In giving this consent we do not hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” in Section 11 of the Securities Act or the rules and regulations thereunder, nor do we admit to being in any category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

         Very truly yours,

          /s/ K&L Gates LLP